Exhibit 99

News Release

NEWS RELEASE

For Immediate Release

Contact:                        Peter Tosches (901) 597-8449 — office; (901) 692-2220 — mobile

peter.tosches@servicemaster.com

SERVICEMASTER NAMES JOHN KRENICKI, JR. INTERIM CEO

Former GE executive brings track record of growth and operational excellence

MEMPHIS, Tenn. — April 12, 2013 — The ServiceMaster Company has announced John Krenicki, Jr. will serve as the company’s interim CEO while it searches for a successor to Hank Mullany, who resigned today.

Krenicki joined the company earlier this year as chairman of ServiceMaster Global Holdings, Inc., the parent company of ServiceMaster, and a senior partner at the private equity firm Clayton, Dubilier & Rice. CD&R was among the equity sponsors that acquired ServiceMaster in 2007. The company said there’s no specific timetable for hiring a new CEO; Krenicki will serve in the dual roles of chairman and CEO while the search is conducted.

“We appreciate Hank’s contributions and wish him continued success in the future,” said Krenicki.

Prior to joining CD&R, Krenicki spent a highly successful 29-year career with GE, where he served as the company’s vice chairman, and president and chief executive officer of its $50 billion GE Energy division.

“We are excited about the future for ServiceMaster,” said Krenicki. “It starts with the more than 20,000 associates who passionately care about our brands and the 8 million customers we serve every year. We also have an experienced leadership team that’s motivated to deliver results.”

ServiceMaster’s subsidiaries include some of the world’s leading residential and commercial brands, including Terminix, TruGreen, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec.

Under Krenicki’s leadership, GE Energy became GE’s largest operating unit, encompassing its Oil and Gas, Power and Water and Energy Management businesses, which together employed more than 100,000 people in more than 165 countries.

Krenicki said he’s looking forward to the opportunity to lead ServiceMaster and continue its rich tradition of service.

Krenicki earned a bachelor of science degree in mechanical engineering from the University of Connecticut and a master of science degree in management from Purdue University.

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About ServiceMaster

With a global network of more than 7,300 company-owned, franchise and licensed locations, Memphis-based ServiceMaster is one of the world’s largest residential and commercial service networks. The company’s high-profile brands are Terminix, TruGreen, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 20,000 corporate associates and a franchise network that independently employs an estimated 31,000 additional people, the ServiceMaster family of brands provided services and products to approximately 8 million customers during the last 12 months. The company’s market-leading brands provide a range of residential and commercial services including termite and pest control; lawn, tree and shrub care; home warranties and preventative maintenance contracts; furniture repair; home inspections; home cleaning; janitorial services; and disaster restoration. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.